Exhibit 10.28

August 15, 2007

Mr. Alan Belcher

4518 N142nd Street

Basehor, KS 66007

Re:	Employment as Senior Vice President, Operations

Dear Alan:

I am delighted to confirm the terms on which you will be employed by Mascoma Corporation (the “Company”).

1. Position. You will serve as Senior Vice President, Operations of the Company reporting directly to the Chief Executive Officer. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your office will be located at the Company’s office in Cambridge, Massachusetts.

2. Start Date. It is expected that your employment will begin on December 1, 2007 (the “Start Date”). If you are not able to obtain the consent of your current employer to resign soon enough to begin employment at the Company by December 1, 2007, let me know when you would be available to begin employment at the Company, so that the Company can determine whether to offer employment to you to begin at that later date.

3. Salary. As an employee of the Company, you will be paid a salary at a rate of $10,416.67 per pay period, on a semi-monthly schedule, which is equal to $250,000.00 per annum. Such salary will be payable in accordance with the Company’s normal payment schedule

4. Performance Bonus Compensation. During your employment, you will be considered annually for a performance bonus. Currently, your anticipated performance bonus target will be 25% of your earned income. If the Company considers a group of senior management employees for significant further individual bonus awards above their respective targeted levels based on outstanding corporate or personal performance, you will be included in the group that receives such consideration. Performance bonus compensation in any year, if any, will be determined by the Board of Directors of the Company (the “Board”) based on your performance and that of the Company, relative to milestones to be agreed upon between you and your manager, and otherwise in accordance with the general employee bonus program agreed upon by the Mascoma Board’s Compensation Committee.

Mascoma Corporation    161 First Street    Second Floor East    Cambridge, MA 02142    617.234.0099    www.mascoma.com

Alan Belcher

5. Starting Bonus. The Company will give you $25,000 as a Starting Bonus. The Starting Bonus is refundable in full to the Company should you voluntarily terminate your employment with the Company for any reason (other than as a result of being Constructively Terminated) within one year of the Start Date (an “Early Voluntary Termination”). Upon an Early Voluntary Termination, among other measures which the Company shall be entitled to take to secure the refund of the Starting Bonus, the Company shall be entitled to withhold, in partial or full repayment, as applicable, of the Starting Bonus, to the fullest extent permitted by applicable law, some or all of any unpaid amounts (including, without limitation, any unpaid salary, vacation time, commissions, bonuses or expenses) otherwise owed to you by the Company. For purposes of this letter, you would be “Constructively Terminated” if the Company does not comply with one or more of the terms of this letter, does not comply with a material legal obligation to you or does not comply with a material obligation to you under a Company policy and the Company fails to cure such noncompliance within thirty (30) days after written notice from you. To be effective, such written notice must identify the noncompliance and state your belief that the noncompliance would entitle you to resign pursuant to a Constructive Termination if not cured within thirty (30) days.

6. Stock Options. At the next regular meeting of the Board following the Start Date, I shall recommend to the Board that you be awarded a grant of options to purchase 300,000 shares of the common stock of the Company at a purchase price equal to the fair market value of the Company’s common stock, as determined by the Board, subject to the terms of the Company’s standard form of incentive stock option agreement, as modified as described herein. You will receive such stock options only if you execute and deliver all stock option agreements, signature pages and other documents that the Company requests in connection with your grant, and the foregoing grant will become effective only following such execution and delivery. The grant will be subject to vesting as follows: 20% of the shares shall vest on the first anniversary of the grant, provided you are employed by the Company on that date, and the remainder shall vest ratably, on a monthly basis, over the following 48 months following the first anniversary of the grant, provided that you remain in the Company’s employ at each such vesting date. If, due to your unavailability to begin employment by Dec 1, 2007, the Company revises this offer letter such that your Start Date shall be later than Dec 1, 2007, the number of shares in the above referenced option shall be 250,000, unless otherwise agreed in writing.

You will also be eligible to receive additional grants from time to time as the Board may award in its discretion.

7. Benefits; Vacation; Withholding. You will be entitled to participate in health, insurance, pension, and other benefits provided to other executives of Mascoma of similar seniority on terms no less favorable than those available to such executives of Mascoma generally. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company retains the right to change, add or terminate any particular benefit.

The Company will pay or reimburse you for all reasonable transition and relocation expenses incurred or paid by you in an aggregate amount of up to $65,000 (the “Relocation

Alan Belcher

Allowance”), subject to any reasonable restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify. Subject to the terms of Paragraph 9, the Relocation Allowance is refundable in full to the Company should you voluntarily terminate your employment with the Company (other than as a result of being Constructively Terminated) within two years of the Start Date.

You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of three weeks vacation and ten paid holidays per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

You understand that the Company will deduct from any payments it otherwise is to make to you pursuant to the terms of this letter agreement or otherwise any withholding taxes and other deductions required by law.

8. Term and Termination. Your employment with the Company is an “at-will” employment and may be terminated by either party at any time for any reason, with or without cause, without notice and without any further compensation, except as set forth below.

Except for any right you may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

Vesting of any stock options which the Company may have granted to you shall cease immediately upon any termination of your employment with the Company for any reason. Vested stock options may be exercised up to 90 days following termination without Cause (as defined in an Incentive Stock Option agreement to be executed by you as a condition to the receipt of any stock options) or for up to 180 days in case of death or total and permanent disability, subject to the terms of your Incentive Stock Option agreement.

Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, your obligations under the Confidentiality and Developments Agreement and Noncompetition Agreement, each of which you will execute as a condition to your employment under this letter agreement.

Notwithstanding the foregoing, in the event that the Company terminates your employment for any reason other than Cause, your death, or your incapacity to perform your responsibilities and subject to your agreement to a Release of Claims in the form of Schedule A, the Company shall continue paying you your base salary at the rate then in effect (the “Severance Pay”) effective from the date immediately following the termination of your employment until the earlier of (i) the date six months following the date of termination of employment; or (ii) the date immediately preceding your commencement of any employment or independent contractor

Alan Belcher

services; provided that in no event shall the Company be obligated to pay any portion of the Severance Pay if you breach the Noncompetition Agreement or any other agreement between you and the Company. Payments of the Severance Pay may be delayed until the Release of Claims becomes effective.

“Cause” means (i) dishonesty to the Board of Directors or the Chief Executive Officer; (ii) commission of a misdemeanor involving moral turpitude, deceit, dishonesty or fraud or commission of any felony; (iii) substantial failure to perform one or more of your job material responsibilities to the reasonable satisfaction of the Chief Executive Officer, which failure continues after written notice to you; (iv) gross negligence, willful misconduct or insubordination; or (v) breach of any of your obligations under any agreement between you and the Company, which, if curable, is not cured within thirty (30) days following written notice of such breach. Any written notice pursuant to (v) above shall identify the breach and state the Company’s intent to terminate your employment if such breach is not cured within thirty (30) days.

9. Refund of Relocation Allowance. The Relocation Allowance is refundable in full if and only if the Starting Bonus is refundable in full pursuant to the second sentence of paragraph 5. Upon an Early Voluntary Termination, among other measures which the Company shall be entitled to take to secure the refund of the Relocation Allowance, the Company shall be entitled to withhold, in partial or full repayment, as applicable, of the Relocation Allowance, to the fullest extent permitted by applicable law, some or all of any unpaid amounts (including, without limitation, any unpaid salary, vacation time, commissions, bonuses or expenses) otherwise owed to you by the Company.

10. Conditions to Employment. You agree that the following items are conditions to your employment with the Company:

(a) The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligibility Form I-9, which is enclosed. Please complete and return it and the appropriate required documents listed on the form. This offer of employment is contingent upon compliance with the Immigration Act of 1986.

(b) Your execution and delivery of the enclosed Confidentiality and Developments Agreement.

(c) Your execution and delivery of the enclosed Noncompetition Agreement.

By your acceptance of this offer letter, you represent, warrant and covenant that, in the course of your employment with the Company, you will not (a) breach any continuing contractual obligation that you have to any previous employer or any other party, or (b) use or disclose any trade secret or other proprietary right of any previous employer or any other party.

This offer of employment will expire on December 1 2007 unless accepted by you prior to such date.

Alan Belcher

We look forward to your service with the Company and are pleased that you will be working with us.

Sincerely

MASCOMA CORPORATION

By:	/s/ Bruce A. Jamerson
Bruce A. Jamerson
Chief Executive Officer

Agreed and Accepted:

/s/ Alan Belcher
Alan Belcher

Date:	11/16/07

Enclosure (Schedule A)

SCHEDULE A

RELEASE OF CLAIMS

This is the Release of Claims referred to in Paragraph 8 of the August 10, 2007 offer letter from Mascoma Corporation (“Mascoma”) to me (the “Offer Letter”). I understand that this Release of Claims is treated as having been offered to me on the date of termination of my employment with Mascoma for any reason other than Cause (as defined in the Offer Letter), death, or my incapacity to perform my responsibilities. I further understand that my agreement to this Release of Claims in a timely manner as set forth below and the effectiveness of this Release of Claims are conditions to Mascoma’s obligation to pay Severance Pay (as defined in the Offer Letter) to me pursuant to Paragraph 8 of the Offer Letter.

As a condition to my entitlement of Severance Pay pursuant to the Offer Letter, I agree as follows:

1. I release and discharge Mascoma, its successors and assigns, its affiliates, all other entities related to Mascoma, and the current and former directors, officers, employees, and agents of each of them (any and all of which are referred to below as the “Company”) of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, and liabilities whatsoever of every name and nature, known or unknown (all referred to below as “Claims”) that I have, claim to have, ever had, or ever claimed to have had against the Company. The Claims that I release include, without implication of limitation, all Claims relating to my employment with Mascoma or the termination of my employment with Mascoma; all Claims of alleged wrongful or bad faith termination of employment; all Claims of any form of alleged unlawful employment discrimination, including all Claims based upon the Age Discrimination Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964,42 U.S.C. § 2000e et seq., or Mass. Gen. Laws ch. 151B; all Claims of breach of either express or implied contract; all Claims that the Company engaged in any tortious conduct; all Claims for salary, bonuses, vacation pay, separation pay (except for the Severance Pay pursuant to the Offer Letter), expense reimbursement, or any other form of compensation, except to the extent that any such compensation is due pursuant to the Offer Letter; all Claims for attorney’s fees; and all Claims for reinstatement of employment with Mascoma. Notwithstanding the foregoing, this paragraph does not affect any rights I may have under Mascoma’s 401 (k) plan based on my employment to and including the Termination Date.

2. I acknowledge that I have been advised to consult with an attorney before signing this Release of Claims. I further understand that I may consider this Release of Claims for up to twenty-one (21) days before deciding whether to sign it. If I signed this Release of Claims before the expiration of that twenty-one (21) day period, I acknowledge that such decision was entirely voluntary. I understand that if I do not sign and return this Release of Claims to Mascoma’s Chief Executive Officer by the end of that twenty-one (21) day period, the offer of Severance Pay pursuant to the Offer Letter will expire. I understand that for a period of seven (7) days after I execute this Release of Claims, I have the right to revoke it by a written notice to be received by Mascoma’s Chief Executive Officer by the end of that period. I also understand that this Release of Claims shall not be effective or enforceable until the expiration of that period. I further represent and agree that I have carefully read and fully understand all of the provisions of this Release of Claims and that I am voluntarily agreeing to those provisions. I acknowledge that I have not been induced to sign this Release of Claims by any representations of Mascoma other than the promise to provide Severance Pay pursuant to Paragraph 8 of the Offer Letter.

3. I acknowledge that nothing in this Release of Claims affects the obligations that I continue to have under my Noncompetition Agreement and my Confidentiality and Developments Agreement with Mascoma.

I HAVE READ THIS RELEASE OF CLAIMS THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS RELEASE OF CLAIMS IS A LEGAL DOCUMENT.

Alan Belcher	Date